FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2003

MEDTOX SCIENTIFIC, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11394	95-3863205
(Commission File Number)	(IRS Employer Identification No.)

402 West County Road D
St. Paul, Minnesota	55112
(Address of principal executive offices)	(Zip Code)

(651) 636-7466 (Registrant’s telephone number, including area code)

Item 9.      Regulation FD Disclosure

        On December 4, 2003, U.S. Bancorp Piper Jaffray published a research report which contains information about 4th Quarter personnel reductions not previously disclosed by the Company. Quoted below is the analysis in its entirety:

“MEDTOX Scientific, Inc. (TOX -$5.69) Rating: Outperform
We visited TOX yesterday to get caught up on the story. Our conclusion is that the stock should be bought, although we may be a bit early and we admit that we do not see an immediate catalyst. That being said, we believe now is the time to be building positions, with improvements expected on both the revenue and the cost side of the earnings equation.
o	After several years of essentially no job growth and declining sample volumes from existing customers, we believe the situation has bottomed and begun to turn, with sample volume from existing customers having showed a sequential improvement in the September quarter.
o	TOX continues to take significant costs out of the Company, with a headcount reduction of about 50 people in H1. As result of its lean initiatives to streamline operations and cut costs, according to the Company there will be a further reduction of about 20 people in Q4. We were impressed with what we saw in its efforts to improve operational efficiency and believe TOX is probably one of, if not the most, cost-effective testing labs in the country for drugs of abuse.
The combination of a pickup in volume with some economic recovery driving job growth, coupled with a reduced-cost organization, should drive good earnings progression over the next year. (Clint Morrison. CFA)"

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SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTOX Scientific, Inc.

Date: December 4, 2003	By: /s/ Richard J. Braun
Name: Richard J. Braun
Title: Chief Executive Officer

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